Exhibit 99.1

4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Corporation Completes Refinancing of Senior Secured Credit
Facilities and Closing on Previously Announced Tender Offer
MECHANICSBURG, PENNSYLVANIA — June 1, 2011 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has entered into new $1.15 billion senior secured credit facilities comprised of an $850 million, seven-year term loan and a $300 million, five-year revolving credit facility. Borrowings under the senior secured credit facilities will be used to refinance all of Select’s outstanding indebtedness under its existing credit facilities, to repurchase $266.5 million aggregate principal amount of Select’s 7 5/8% Senior Subordinated Notes due 2015 (the “Notes”) and to repay all of Holdings’ existing 10% Senior Subordinated Notes due 2015. Select borrowed $125 million under the revolving credit facility upon closing.
JPMorgan Chase Bank, N.A. is the administrative agent and collateral agent for the senior secured credit facilities and J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as joint lead arrangers and joint bookrunners for the senior secured credit facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA are acting as co-syndication agents for the senior secured credit facilities and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association are acting as co-documentation agents for the senior secured credit facilities.
In addition, Holdings announced the expiration and final results of the cash tender offer by Select for up to $266.5 million aggregate principal amount of the Notes. The tender offer expired at 11:59 p.m., New York City time, on May 31, 2011 (the “Expiration Date”). As of the Expiration Date, Select received tenders with respect to $565,289,000 aggregate principal amount of the Notes (approximately 92.4% of the outstanding aggregate principal amount of the Notes) pursuant to the Offer to Purchase, dated April 25, 2011, as amended. Because more than $266.5 million aggregate principal amount of the Notes were validly tendered, Select accepted for payment and paid for $266.5 million aggregate principal amount of such validly tendered Notes on a pro rata basis on June 1, 2011.
Company Information and Forward Looking Statements
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of March 31, 2011, Holdings operated 110 long term acute care hospitals and eight inpatient rehabilitation hospitals in 28 states. Holdings is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 945 locations in 35 states and the District of Columbia. Holdings also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Holdings is available at http://www.selectmedicalholdings.com/

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Holdings cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Holdings does not undertake to update any of these statements in light of new information or future events.
Contact:
Investor inquiries:
Joel T. Veit
Vice President & Treasurer
717/972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation